Exhibit 10.2

                       Terms and Conditions Applicable to
                          Long Term Performance Awards
       issued pursuant to the Stanley Works 2001 Long Term Incentive Plan

This document sets forth the Terms and Conditions applicable to long term performance awards ("Performance Awards") issued to eligible Employees pursuant to The Stanley Works 2001 Long-Term Incentive Plan (the "Plan") as described in the Award Document.

Each Performance Award represents the right of the Participant to receive a number of Shares to be issued if the Company achieves Performance Goals for the Measurement Period as set forth in the Award Document.

     1. Time and Manner of Settlement. As soon as practicable following completion of the applicable Measurement Period and assuming that the Threshold Performance Goals are achieved and employment requirements are satisfied, the Company shall issue a number of Shares to the Participant, in settlement of the Participant's Performance Award, equal to (i) the number of Shares specified in the Award Document to be issued based upon the Performance Goals achieved plus (ii) in the event performance falls between the Threshold and Target or Target and Maximum Goals as specified in the Award Document, a pro rata number of Shares calculated as follows (rounded to the closest whole number):

                  S = (A-L/N-L)x(SN-SL)

                  where:
                  S =the additional number of Shares to be issued
                  A =the actual EPS or ROCE achieved
                  L =the EPS or ROCE Goal reached
                  N =the next highest EPS or ROCE Goal
                  SN =the number of Shares designated for issuance at the next highest EPS or ROCE Goal; and SL = the number of Shares designated for issuance at the EPS or ROCE Goal reached.

         If, at the time of settlement, the Participant meets or exceeds the Minimum Ownership Guidelines, Shares shall be issued in the form of Unrestricted Stock. If the Participant does not meet the applicable Minimum Ownership Guidelines at the time of settlement, the Shares shall be issued in the form of Restricted Stock to the extent necessary for such Participant to meet such Minimum Ownership Guidelines at the time of settlement. Any additional Shares shall be issued in the form of Unrestricted Stock.

         2. Rights of a Shareholder. The Participant shall not have any rights of a shareholder with respect to the Performance Awards or any Shares issued in settlement thereof prior to the date of settlement.

         3. Transferability. Transferability shall be as set forth in the Plan.

         4. Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, Performance Awards granted hereunder, as set forth in the Plan.

         5. Miscellaneous. The Committee shall have full discretionary authority to administer the Performance Awards and to interpret the terms of the Award Document and this document, which authority includes the authority to waive certain conditions in appropriate circumstances. All decisions or interpretations of the Committee with respect to any question arising in respect of the Performance Awards shall be binding, conclusive and final. The waiver by Stanley of any provision of this document or an Award Document shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this document or any Award Document. The validity and construction of the terms of this document and any Award Document shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in this document and any Award Document are subject in all respects to the terms and conditions of the Plan, which shall be controlling. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes hereof.

         6. Unfunded Arrangement. The Performance Awards represented in any Award Document constitute an unfunded unsecured promise of Stanley and the rights of the Participant in respect of the Performance Awards are no greater than the rights of an unsecured creditor of Stanley.

         7. Capitalized Terms. The following capitalized terms shall have the meaning set forth below for purposes of any Award Document. All other capitalized terms used in this document shall have the meanings set forth in the Plan.

              Award Document. A letter or combination of letters to a Participant that advises the Participant that he or she has been selected to Participate in the program and sets forth the EPS Performance Goals, ROCE Performance Goals and Shares at the Threshold, Target and Maximum Levels, signed by the Chairman of the Committee, in the case of an Award Document to the Chief Executive Officer, and by the Chief Executive Officer, in the case of an Award Document to any other Participant.

              EPS Performance Goals. Threshold, Target and Maximum earnings per share ("EPS") performance to be achieved over the Measurement Period as set forth in the Award Document.

              Measurement Period. The period during which financial performance is measured against the applicable Performance Goals as set forth in the Award Document.

              Minimum Ownership Guidelines. Minimum levels of stock ownership Participants are expected to reach over time, as set forth in the Award Document.

              Performance Goals. EPS Performance Goals and ROCE Performance Goals as defined herein.

              Restricted Stock. Common Stock of the Company that confers on holders the right to vote and receive dividends, but that is subject to certain restrictions on sale and transfer. All restrictions on sale and transfer of such stock shall lapse on the date the Participant's employment with the Company or any Affiliate terminates, regardless of the reason for termination, provided, however, that a transfer of employment from the Company to any Affiliate or from any Affiliate to another Affiliate or to the Company shall not be deemed a termination of employment hereunder. In addition, if through the acquisition of additional Shares or otherwise, the total market value of shares owned by a Participant (restricted and unrestricted) exceeds the applicable Minimum Ownership Guidelines, the restrictions on the sale and transfer of that number of Shares of Restricted Stock in excess of the number required to meet the applicable Minimum Ownership Guidelines shall lapse.

              ROCE Performance Goals. Threshold, Target and Maximum return on capital employed ("ROCE") performance to be achieved over the Measurement Period as set forth in the Award Document.

              Shares. Shares of Restricted Stock or Unrestricted Stock to be issued if Performance Goals are achieved, as specified in an Award Document, with 50% of Shares allocated to EPS Performance Goals and 50% of Shares allocated to ROCE Performance Goals.

              Unrestricted Stock. Common Stock of the Company that may be sold at any time.